EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Mabvax Therapeutics Holdings, Inc. of our report dated March 31, 2015, related to our audit of the consolidated financial statements of MabVax Therapeutics Holdings, Inc., as of December 31, 2014 and 2013 and for the years then ended, which report included an explanatory paragraph relating to MabVax Therapeutics Holdings, Inc.’s ability to continue as a going concern, included in the 2014 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP

San Diego, California

April 2, 2015